                                                                  Exhibit (j)(1)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 19, 2001, relating to the financial statements and financial highlights which appear in the August 31, 2001 Annual Reports to Shareholders of Prudential Municipal Series Fund (consisting of Florida Series, New Jersey Money Market Series, New Jersey Series, New York Money Market Series, New York Series, and Pennsylvania
Series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements", and "Other Services" and "Financial Highlights" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
October 29, 2001